Exhibit 99.1

Release: Media Contact: Investor Contact:	On receipt, Jan. 30, 2023 Jane Slusark, 515-362-0482, slusark.jane@principal.com Humphrey Lee, 515-235-9500, lee.humphrey@principal.com

Principal Financial Group® Announces Full Year and Fourth Quarter 2022 Results

Declares first quarter 2023 common stock dividend

Company Highlights
●	Full year 2022 net income attributable to PFG of $4.8 billion, or $18.85 per diluted share, includes $3.3 billion of income from exited business. Fourth quarter 2022 net loss attributable to Principal Financial Group®, Inc. (PFG) of $10 million, or $0.04 per diluted share, includes $514 million of loss from exited business.

●	Full year 2022 non-GAAP operating earnings of $1.7 billion, or $6.66 per diluted share. Fourth quarter 2022 non-GAAP operating earnings[1] of $422 million, or $1.70 per diluted share.

●	Deployed $2.8 billion of capital for full year 2022, including $2.3 billion to shareholders. Deployed $0.6 billion of capital in the fourth quarter 2022, including $0.4 billion to shareholders.

●	Assets under management (AUM) of $635 billion, which is included in assets under administration (AUA) of $1.5 trillion.

●	Company declares first quarter 2023 common stock dividend of $0.64 per share.

(Des Moines, Iowa) – Principal Financial Group® (Nasdaq: PFG) announced results for full year and fourth quarter of 2022.

●	Non-GAAP net income attributable to PFG excluding loss from exited business[1] for the 12 months ending Dec. 31, 2022 of $1,507.6 million, compared to $1,710.6 million for the 12 months ending Dec. 31, 2021. Non-GAAP net income excluding loss from exited business per diluted share of $5.90 for the 12 months ending Dec. 31, 2022 compared to net income per diluted share of $6.27, for the 12 months ending Dec. 31, 2021. Non-GAAP net income attributable to PFG excluding loss from exited business for fourth quarter 2022 of $504.4 million, or $2.03 per diluted share, compared to $471.8 million, or $1.76 per diluted share, in the prior year quarter.

●	Non-GAAP operating earnings for the 12 months ending Dec. 31, 2022 of $1,700.9 million, compared to $1,847.6 million for the 12 months ending Dec. 31, 2021. Non-GAAP operating earnings per diluted share of $6.66 for the 12 months ending Dec. 31, 2022 compared to $6.77 for the 12 months ending Dec. 31, 2021. Non-GAAP operating earnings for fourth quarter 2022 of $422.3 million, or $1.70 per diluted share, compared to $498.4 million for fourth quarter 2021 or $1.85 per diluted share, in the prior year quarter

●	Quarterly common stock dividend of $0.64 per share for first quarter 2023 was authorized by the company’s Board of Directors, bringing the trailing twelve-month dividend to $2.56 per share, a 2% increase compared to the prior year trailing twelve-month period. The dividend will be payable on Mar. 31, 2023, to shareholders of record as of Mar. 15, 2023.

1 Use of non-GAAP financial measures is discussed in this release after segment results. Non-GAAP operating earnings for total company is after tax.

Classification: Company Confidential

“2022 was a transformative year for Principal. Guided by a clear strategy, we made meaningful progress towards our goals,” said Dan Houston, chairman, president, and CEO of Principal®. “With continued focus on higher growth markets and improved capital efficiency, we generated over $1.7 billion of non-GAAP operating earnings for the full year 2022, including $422 million in the fourth quarter, driving strong total shareholder return. We returned approximately $2.3 billion to shareholders in 2022, delivering on our commitment to return our excess capital. We remain in a strong financial position with the financial flexibility, discipline, and experience to manage through continued macroeconomic uncertainty.”

“We continue to transform our company to deliver even greater value to our customers and shareholders. We have de-risked our portfolio, reduced our balance sheet risk, and our business is less capital intensive. With a sharpened focus on higher growth markets and segments, we’re investing in our businesses that leverage our competitive advantages, while returning more capital to our shareholders.”

Other highlights

Full Year 2022

●	RIS - Fee recurring deposits increased 26% over 2021

●	RIS - Spread sales of $5.5 billion, including $1.9 billion of pension risk transfer sales

●	Principal Global Investors (PGI) managed net cash flow of $4.4 billion driven by strong institutional flows. Pre-tax return on operating revenues less pass-through expenses[2] of 39%

●	Principal International pre-tax return on combined net revenue (at PFG share)[3] of 33%

●	Specialty Benefits premium and fee growth of 11%, due to record full year sales, strong retention, and employment growth

●	Individual Life business market sales increase 73% from 2021, including strong growth of company owned life insurance (COLI), used to fund non-qualified deferred compensation plans.

●	Total company AUM of $635.3 billion, including AUM cash flow of $3.9 billion. Total company AUA including AUM was $1,455.8 billion.

o	Principal International reported total AUM of $156.5 billion; reported AUM does not include $181.2 billion of AUM in China

●	Strong long-term investment performance[4]: 61% of Principal investment options above median on a three-year basis, 72% on a five-year basis, and 78% on a ten-year basis; additionally, 53% of fund-level AUM had a 4- or 5-star rating from Morningstar

2 Pre-tax return on operating revenues less pass-through expenses = pre-tax operating earnings, adjusted for noncontrolling interest divided by operating revenues less pass-through expenses.

3 Combined net revenue (a non-GAAP financial measure): net revenue for all PI companies at 100% less pass-through commissions. The company has determined combined net revenue (at PFG share) is more representative of underlying net revenue growth for PI as it reflects our proportionate share of consolidated and equity method subsidiaries. In addition, using this net revenue metric provides a more meaningful representation of our profit margins.

4 Includes only funds with ratings assigned by Morningstar; non-rated funds excluded (89 total, 82 are ranked).

Classification: Company Confidential

●	Deployed $2.8 billion of capital during 2022, including $2.3 billion of capital returned to shareholders:

o	$1.7 billion to repurchase 22.6 million shares of common stock; and

o	$0.6 billion of common stock dividends with $2.56 per share common dividend paid

Fourth Quarter

●	RIS – Spread sales of $1.3 billion, including $0.8 billion of pension risk transfer sales

●	Specialty Benefits premium and fees[5] increased 11% from the fourth quarter of 2021, with more than half of the growth from net new business

●	Deployed more than $600 million of capital during the fourth quarter, including more than $400 million of capital returned to shareholders:

o	$250.3 million to repurchase 2.9 million shares of common stock; and

o	$156.2 million of common stock dividends with the $0.64 per share common dividend paid in the fourth quarter

Strong financial position

●	$1.5 billion of excess and available capital in our holding companies and other subsidiaries, which is available for corporate purposes

●	Statutory risk-based capital (RBC) ratio for Principal Life Insurance Company of 406%

5 Premiums and fees = premiums and other considerations plus fees and other revenues.

Classification: Company Confidential

Segment Results

Retirement and Income Solutions - Fee

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings[6]	$128.7	$125.9	2%	$469.4	$399.3	18%
Net revenue[7]	$499.7	$551.1	(9)%	$2,023.2	$2,037.9	(1)%
Pre-tax return on net revenue[8]	25.8%	22.8%		23.2%	19.6%

●	Pre-tax operating earnings increased $2.8 million as a reduction in operating expenses offset revenue pressure.

●	Net revenue decreased $51.4 million primarily due to impacts from unfavorable equity and fixed income markets.

Retirement and Income Solutions - Spread

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings	$109.3	$203.9	(46)%	$621.0	$741.9	(16)%
Net revenue	$143.0	$249.6	(43)%	$748.2	$928.1	(19)%
Pre-tax return on net revenue	76.4%	81.7%		83.0%	79.9%

●	Pre-tax operating earnings decreased $94.6 million primarily due to lower net revenue.

●	Net revenue decreased $106.6 million primarily due to impacts from the 2022 reinsurance transaction and lower net investment income.

6 Pre-tax operating earnings = operating earnings before income taxes and after noncontrolling interest.

7 Net revenue = operating revenues less benefits, claims and settlement expenses less dividends to policyholders.

8 Pre-tax return on net revenue = pre-tax operating earnings divided by net revenue.

Classification: Company Confidential

Principal Global Investors

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings	$138.6	$192.8	(28)%	$604.0	$708.4	(15)%
Operating revenues less pass-through expenses[9]	$379.5	$453.4	(16)%	$1,578.0	$1,667.9	(5)%
Pre-tax return on operating revenues less pass-through expenses	36.8%	42.8%		38.6%	42.8%
Total PGI assets under management (billions)	$464.7	$546.5	(15)%
PGI sourced assets under management (billions)	$241.6	$275.9	(12)%

●	Pre-tax operating earnings decreased $54.2 million primarily due to lower operating revenues less pass-through expenses.

●	Operating revenues less pass-through expenses decreased $73.9 million due to lower management fees from unfavorable equity and fixed income markets as well as lower performance fees.

Principal International

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings	$91.7	$105.2	(13)%	$308.6	$309.0	0%
Combined net revenue (at PFG share)	$243.1	$282.9	(14)%	$925.1	$971.7	(5)%
Pre-tax return on combined net revenue (at PFG share)	37.7%	37.2%		33.4%	31.8%
Assets under management (billions)	$156.5	$152.1	3%

●	Pre-tax operating earnings decreased $13.5 million due to lower combined net revenue.

●	Combined net revenue (at PFG share) decreased $39.8 million primarily due to unfavorable impacts from variable investment income, foreign currency translation and the impact of the regulatory fee reduction in Mexico.

9 The company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measures at the end of the release. The company has determined this measure is more representative of underlying operating revenues growth for PGI as it removes commissions and other expenses that are collected through fee revenue and passed through expenses with no impact to pre-tax operating earnings.

Classification: Company Confidential

Specialty Benefits Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings	$99.4	$65.5	52%	$361.0	$256.3	41%
Premium and fees	$723.0	$652.3	11%	$2,804.8	$2,530.3	11%
Pre-tax return on premium and fees[10]	13.7%	10.0%		12.9%	10.1%
Incurred loss ratio	60.7%	64.2%		62.5%	65.0%

•	Pre-tax operating earnings increased $33.9 million due to growth in the business, disciplined expense management, and a decrease in the incurred loss ratio.

•	Premium and fees increased $70.7 million driven by record full year sales, strong retention, and employment growth.

•	Incurred loss ratio decreased primarily due to lower COVID claims.

Individual Life Insurance

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating earnings (losses)	$29.1	$31.9	(9)%	$170.7	$214.5	(20)%
Premium and fees	$217.66	$308.1	(29)%	$934.6	$1,253.8	(25)%
Pre-tax return on premium and fees	13.4%	10.4%		18.3%	17.1%

•	Pre-tax operating earnings decreased $2.8 million as lower net investment income was largely offset by improved claims experience.

•	Premium and fees decreased $90.5 million due to impacts from the 2022 reinsurance transaction.

Corporate

	Quarter			Trailing Twelve Months
(in millions except percentages or otherwise noted)	4Q22	4Q21	% Change	4Q22	4Q21	% Change
Pre-tax operating losses	$(86.7)	$(94.4)	8%	$(469.4)	$(368.0)	(28)%

•	Pre-tax operating losses decreased $7.7 million primarily due to higher than expected variable investment income.

[10]	Pre-tax return on premium and fees = pre-tax operating earnings divided by premium and fees.

Classification: Company Confidential

Forward looking and cautionary statements

Certain statements made by the company which are not historical facts may be considered forward-looking statements, including, without limitation, statements as to non-GAAP operating earnings, net income attributable to PFG, net cash flow, realized and unrealized gains and losses, capital and liquidity positions, sales and earnings trends, and management’s beliefs, expectations, goals and opinions. The company does not undertake to update these statements, which are based on a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Future events and their effects on the company may not be those anticipated, and actual results may differ materially from the results anticipated in these forward-looking statements. The risks, uncertainties and factors that could cause or contribute to such material differences are discussed in the company’s annual report on Form 10-K for the year ended Dec. 31, 2021, and in the company’s quarterly report on Form 10-Q for the quarter ended Sep. 30, 2022, filed by the company with the U.S. Securities and Exchange Commission, as updated or supplemented from time to time in subsequent filings. These risks and uncertainties include, without limitation: adverse capital and credit market conditions may significantly affect the company’s ability to meet liquidity needs, access to capital and cost of capital; conditions in the global capital markets and the economy generally; volatility or declines in the equity, bond or real estate markets; changes in interest rates or credit spreads or a sustained low interest rate environment; the elimination of the London Inter-Bank Offered Rate (“LIBOR”); the company’s investment portfolio is subject to several risks that may diminish the value of its invested assets and the investment returns credited to customers; the company’s valuation of investments and the determination of the amount of allowances and impairments taken on such investments may include methodologies, estimations and assumptions that are subject to differing interpretations; any impairments of or valuation allowances against the company’s deferred tax assets; the company’s actual experience for insurance and annuity products could differ significantly from its pricing and reserving assumptions; the pattern of amortizing the company’s DAC asset and other actuarial balances on its universal life-type insurance contracts, participating life insurance policies and certain investment contracts may change; changes in laws, regulations or accounting standards; the company may not be able to protect its intellectual property and may be subject to infringement claims; the company’s ability to pay stockholder dividends, make share repurchases and meet its obligations may be constrained by the limitations on dividends or other distributions Iowa insurance laws impose on Principal Life; litigation and regulatory investigations; from time to time the company may become subject to tax audits, tax litigation or similar proceedings, and as a result it may owe additional taxes, interest and penalties in amounts that may be material; applicable laws and the company’s certificate of incorporation and by-laws may discourage takeovers and business combinations that some stockholders might consider in their best interests; competition, including from companies that may have greater financial resources, broader arrays of products, higher ratings and stronger financial performance; technological and societal changes may disrupt the company’s business model and impair its ability to retain existing customers, attract new customers and maintain its profitability; damage to the company’s reputation; a downgrade in the company’s financial strength or credit ratings; client terminations, withdrawals or changes in investor preferences; the company’s hedging or risk management strategies prove ineffective or insufficient; inability to attract, develop and retain qualified employees and sales representatives and develop new distribution sources; an interruption in information technology, infrastructure or other internal or external systems used for business operations, or a failure to maintain the confidentiality, integrity or availability of data residing on such systems; international business risks including changes to mandatory pension schemes; risks arising from participation in joint ventures; the company may need to fund deficiencies in its “Closed Block” assets; a pandemic, terrorist attack, military action or other catastrophic event; the ongoing COVID-19 pandemic and the resulting financial market impacts; the company’s reinsurers could default on their obligations or increase their rates; risks arising from acquisitions of businesses; risks related to the company’s acquisition of Wells Fargo Bank, N.A.’s IRT business; risks related to existing reinsurance arrangements, including counterparty risk, yearly renewable term mortality reinsurance rate increases, and recapture risk; loss of key vendor relationships or failure of a vendor to protect information of our customers or employees; the company’s enterprise risk management framework may not be fully effective in identifying or mitigating all of the risks to which the company is exposed; and global climate change.

Classification: Company Confidential

Use of Non-GAAP financial measures

The company uses a number of non-GAAP financial measures that management believes are useful to investors because they illustrate the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations. They are not, however, a substitute for U.S. GAAP financial measures. Therefore, the company has provided reconciliations of the non-GAAP measures to the most directly comparable U.S. GAAP measure at the end of the release. The company adjusts U.S. GAAP measures for items not directly related to ongoing operations. However, it is possible these adjusting items have occurred in the past and could recur in future reporting periods. Management also uses non-GAAP measures for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts.

Earnings conference call

On Tuesday, Jan. 31, 2023, at 10:00 a.m. (ET), Chairman, President and Chief Executive Officer Dan Houston and Executive Vice President and Chief Financial Officer Deanna Strable will lead a discussion of results and the impacts on future prospects, asset quality and capital adequacy during a live conference call, which can be accessed as follows:

•	Via live Internet webcast. Please go to investors.principal.com at least 10-15 minutes prior to the start of the call to register, and to download and install any necessary audio software.
•	Via telephone by dialing 877-407-0832 (U.S. and Canadian callers) or 201-689-8433 (international callers) approximately 10 minutes prior to the start of the call.
•	Replay of the earnings call via telephone is available by dialing 877-660-6853 (U.S. and Canadian callers) or 201-612-7415 (international callers). The access code is 13735216. This replay will be available approximately two hours after the completion of the live earnings call through the end of day Feb. 3, 2023.
•	Replay of the earnings call via webcast as well as a transcript of the call will be available after the call at investors.principal.com.

The company’s financial supplement and slide presentation is currently available at investors.principal.com, and may be referred to during the call.

Classification: Company Confidential

About Principal®11

Principal Financial Group® (Nasdaq: PFG) is a global financial company with approximately 19,000 employees12 passionate about improving the wealth and well-being of people and businesses. In business for more than 140 years, we’re helping approximately 62 million customers12 plan, insure, invest, and retire, while working to improve our planet, support the communities where we do business, and build a diverse, inclusive workforce. Principal® is proud to be recognized as one of America’s 100 Most Sustainable Companies13, a member of the Bloomberg Gender Equality Index, and a Top 10 “Best Places to Work in Money Management14.” Learn more about Principal and our commitment to sustainability, inclusion, and purpose at principal.com.

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Summary of Principal Financial Group, Inc. and Segment Results

	(in millions)
	Three Months Ended,		Trailing Twelve Months,
Principal Financial Group, Inc. Results:	12/31/22	12/31/21	12/31/22	12/31/21
Net income (loss) attributable to PFG	$(9.5)	$471.8	$4,811.6	$1,710.6
(Income) loss from exited business	513.9	-	(3,304.0)	-
Net income (loss) attributable to PFG excluding exited business	$504.4	$471.8	$1,507.6	$1,710.6
Net realized capital (gains) losses, as adjusted	(82.1)	26.6	193.3	137.0
Non-GAAP Operating Earnings*	$422.3	$498.4	$1,700.9	$1,847.6
Income taxes	87.8	132.4	364.4	413.8
Non-GAAP Pre-Tax Operating Earnings	$510.1	$630.8	$2,065.3	$2,261.4

Segment Pre-Tax Operating Earnings (Losses):
Retirement and Income Solutions	$238.0	$329.8	$1,090.4	$1,141.2
Principal Global Investors	138.6	192.8	604.0	708.4
Principal International	91.7	105.2	308.6	309.0
U.S. Insurance Solutions	128.5	97.4	531.7	470.8
Corporate	(86.7)	(94.4)	(469.4)	(368.0)
Total Segment Pre-Tax Operating Earnings	$510.1	$630.8	$2,065.3	$2,261.4

	Per Diluted Share
	Three Months Ended,		Twelve Months Ended,
	12/31/22	12/31/21	12/31/22	12/31/21
Net income (loss)	$(0.04)	$1.76	$18.85	$6.27
(Income) loss from exited business	2.07	0.00	(12.95)	0.00
Net income (loss) excluding exited business	$2.03	$1.76	$5.90	$6.27
Net realized capital (gains) losses, as adjusted	(0.33)	0.09	0.76	0.50
Non-GAAP Operating Earnings	$1.70	$1.85	$6.66	$6.77
Weighted-average diluted common shares outstanding (in millions)	249.2	268.7	255.3	272.9

11 Principal, Principal and symbol design and Principal Financial Group are trademarks and service marks of Principal Financial Services, Inc., a member of the Principal Financial Group.

12 As of December 31, 2022

13 Barron’s, 2022

14 Pensions & Investments, 2021

Classification: Company Confidential

*U.S. GAAP (GAAP) net income attributable to PFG versus non-GAAP operating earnings

Management uses non-GAAP operating earnings, which is a financial measure that excludes the effect of net realized capital gains and losses, as adjusted, income (loss) from exited business and other after-tax adjustments the company believes are not indicative of overall operating trends, for goal setting, as a basis for determining employee and senior management awards and compensation and evaluating performance on a basis comparable to that used by investors and securities analysts. Note: it is possible these adjusting items have occurred in the past and could recur in future reporting periods. While these items may be significant components in understanding and assessing our consolidated financial performance, management believes the presentation of non-GAAP operating earnings enhances the understanding of results of operations by highlighting earnings attributable to the normal, ongoing operations of the company’s businesses.

Selected Balance Sheet Statistics

	Period Ended,
	12/31/22	12/31/21
Total assets (in billions)	$292.7	$304.7
Stockholders’ equity (in millions)	$10,042.8	$16,125.8
Total common equity (in millions)	$10,001.7	$16,069.4
Total common equity excluding cumulative change in fair value of funds withheld embedded derivative and accumulated other comprehensive income (AOCI) other than foreign currency translation adjustment (in millions)	$12,727.7	$12,894.9
End of period common shares outstanding (in millions)	243.5	261.7
Book value per common share	$41.07	$61.40
Book value per common share excluding cumulative change in fair value of funds withheld embedded derivative and AOCI other than foreign currency translation adjustment	$52.27	$49.27

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions, except as indicated)

	Period Ended,
	12/31/22	12/31/21
Stockholders’ Equity, Excluding AOCI Other Than Foreign Currency Translation Adjustment, Available to Common Stockholders:
Stockholders’ equity	$10,042.8	$16,125.8
Noncontrolling interest	(41.1)	(56.4)
Stockholders’ equity available to common stockholders	10,001.7	16,069.4
Cumulative change in fair value of funds withheld embedded derivative	(2,885.7)	-
Net unrealized capital (gains) losses	5,357.6	(3,519.2)
Net unrecognized postretirement benefit obligation	254.1	344.7
Stockholders’ equity, excluding AOCI other than cumulative change in fair value of funds withheld embedded derivative and foreign currency translation adjustment, available to common stockholders	$12,727.7	$12,894.9

Book Value Per Common Share, Excluding AOCI Other Than Foreign Currency Translation Adjustment:
Book value per common share	$41.07	$61.40
Cumulative change in fair value of funds withheld embedded derivative and AOCI, other than foreign currency translation adjustment	11.20	(12.13)
Book value per common share, excluding AOCI other than foreign currency translation adjustment	$52.27	$49.27

Classification: Company Confidential

Principal Financial Group, Inc.
Reconciliation of U.S. GAAP to Non-GAAP Financial Measures
(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/22	12/31/21	12/31/22	12/31/21
Income Taxes:
Total GAAP income taxes (benefit)	$(10.6)	$103.8	$1,207.9	$326.2
Net realized capital gains (losses) tax adjustments	(25.0)	17.9	64.2	56.2
Exited business tax adjustments	112.7	-	(956.5)	-
Income taxes related to equity method investments and noncontrolling interest	10.7	10.7	48.8	31.4
Income taxes	$87.8	$132.4	$364.4	$413.8

Net Realized Capital Gains (Losses):
GAAP net realized capital gains (losses)	$135.7	$44.2	$(258.4)	$2.5

Recognition of front-end fee revenues	(1.5)	1.0	(4.7)	(2.9)
Market value adjustments to fee revenues	0.6	-	0.7	(0.6)
Net realized capital gains (losses) related to equity method investments	(9.0)	(5.7)	(15.0)	(24.0)
Derivative and hedging-related revenue adjustments	(19.6)	(51.9)	(126.3)	(160.3)
Sponsored investment fund adjustments	5.3	5.4	22.2	21.3
Amortization of deferred acquisition costs	15.0	(8.7)	6.5	(0.2)
Capital gains distributed – operating expenses	(10.9)	(4.2)	102.9	(69.4)
Amortization of other actuarial balances	0.5	(3.0)	(4.0)	11.3
Market value adjustments of embedded derivatives	1.2	1.0	(44.1)	79.8
Capital gains distributed – cost of interest credited	1.2	(16.2)	33.5	(37.3)
Net realized capital gains (losses) tax adjustments	(25.0)	17.9	64.2	56.2
Net realized capital gains (losses) attributable to noncontrolling interest, after-tax	(11.4)	(6.4)	29.2	(13.4)
Total net realized capital gains (losses) after-tax adjustments	(53.6)	(70.8)	65.1	(139.5)

Net realized capital gains (losses), as adjusted	$82.1	$(26.6)	$(193.3)	$(137.0)

(Income) Loss from Exited Business:
Strategic review costs and impacts	$(4.0)	$-	$91.0	$-
Amortization of reinsurance losses	22.3	-	82.5	-
Impacts to actuarial balances of reinsured business	8.0	-	(31.8)	-
Net realized capital (gains) losses on funds withheld assets	(51.9)	-	(749.4)	-
Change in fair value of funds withheld embedded derivative	652.2	-	(3,652.8)	-
Tax impacts of exited business	(112.7)	-	956.5	-
Total (income) loss from exited business	$513.9	$-	$(3,304.0)	$-

Classification: Company Confidential

Principal Financial Group, Inc.

Reconciliation of U.S. GAAP to Non-GAAP Financial Measures

(in millions)

	Three Months Ended,		Trailing Twelve Months,
	12/31/22	12/31/21	12/31/22	12/31/21
Principal Global Investors Operating Revenues Less Pass-Through Expenses:
Operating revenues	$410.6	$493.9	$1,715.5	$1,828.0
Commissions and other expenses	(31.1)	(40.5)	(137.5)	(160.1)
Operating revenues less pass-through expenses	$379.5	$453.4	$1,578.0	$1,667.9

Principal International Combined Net Revenue (at PFG Share)
Pre-tax operating earnings	$91.7	$105.2	$308.6	$309.0
Combined operating expenses other than pass-through commissions (at PFG share)	151.4	177.7	616.5	662.7
Combined net revenue (at PFG share)	$243.1	$282.9	$925.1	$971.7

Classification: Company Confidential